GULF EXPLORATION CONSULTANTS, INC.
                                 10 Rockefeller Plaza
                                      Suite 1012
                              New York, New York  10020


                                         July 10, 1996


           Osprey Investments, Inc.
           One Independent Drive
           Suite 2201
           Jacksonville, Florida  32202
           Attn:  Bruce Smathers, President

           Gentlemen:

                     This letter sets forth the terms of the understanding between Gulf Exploration Consultants, Inc., a Delaware corporation ("GEC"), and Osprey Investments, Inc. ("Osprey") regarding certain loans made and to be made by Osprey to GEC, the proceeds of the new loans to be used by GEC for the payment of certain of its outstanding legal and accounting fees and for working capital.

                     1. Pursuant to Paragraph 1 of a Letter Agreement, dated as of December 22, 1995 (the "Letter Agreement"), among GEC, Osprey, Dennis Mensch and Minmet plc, a republic of Ireland corporation, Osprey agreed to lend to GEC one-half of the funds as necessary to pay 74.6% of the total accounting and legal fees of GEC existing at November 15, 1995 or $31,732 upon the consummation of a Recapitalization (as defined in the Letter Agreement). The Recapitalization became effective on June 17, 1996.

                     2. In order to fulfill its obligations under the Letter Agreement, Osprey is loaning GEC $15,866 on the following terms: (i) $5,000 upon the execution of this letter agreement, and (ii) the remaining $10,866 in five monthly installments of $2,173.20 payable on the first day of each month commencing with the first payment on August 1, 1996 and ending with the last payment on December 1, 1996. All amounts loaned to GEC pursuant to this paragraph shall become due and payable by GEC on July 1, 1997, together with interest on the outstanding principal amount at the rate of 7% per annum provided, however, that GEC shall prepay all amounts advanced to it immediately upon the acquisition by any person through a business combination or otherwise of a controlling interest in GEC, all as set forth in the new note (the "Note") attached hereto.

                     3. In order to provide GEC with a portion of its working capital sufficient to fund GEC until an appropriate business opportunity is found and a business combination related thereto is effected, Osprey agrees to lend GEC an additional $10,000 on the following terms: (i) $5,000 upon execution of this letter agreement, and (ii) any and all of the balance as requested by the Board of Directors of GEC. All amounts loaned pursuant to this paragraph shall be added to the principal amount of the Note. If GEC thereafter requires additional funds for working capital purposes, Osprey may loan such additional funds to GEC to the extent that Osprey and GEC agree to such additional loans.

                     4. GEC acknowledges receiving from Osprey the return of the GEC promissory note, dated February 21, 1995, in the principal amount of $100,000 (the "Original Note"). GEC agrees to promptly instruct its transfer agent to issue to Osprey a certificate for 438,040 shares (the "Shares") of GEC Common Stock, as provided for in the Letter Agreement in exchange for the Original Note.

                     5. GEC represents that there is no proceeding pending or, to the knowledge of GEC, threatened against GEC, which, if adversely determined, would have a material adverse effect on GEC's ability to perform its obligations hereunder or under the Note.

                     6. Osprey acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, and that the certificates for the Shares will contain restrictive legends and stop orders against the Shares referring to the restrictions on sale or transfer thereof under such Act. Osprey represents that it is aware of the current operations, prospects and financial condition of GEC as described in GEC's Proxy Statement, dated June 6, 1996, Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                     7. Osprey acknowledges that GEC has not taken the actions described under the captions "Convertibility of Preferred Stock," "Issuance of Preferred," "The Recapitalization," and "The Placement" of the Term Sheet delivered to Osprey on or before Osprey's acquisition of the Original Note (the "Term Sheet"). In consideration of the issuance to Osprey of the Shares, Osprey hereby waives any claims or demands that it may have against GEC, its officers, directors, employees, agents and representatives with respect to any rights to Preferred Stock of GEC that it may have had under its subscription for the Original Note or the Term Sheet.

                     8. This letter agreement shall be governed by the laws of the State of New York.

                     9. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior written or oral agreements, and cannot be amended, modified or terminated except pursuant to a writing executed by the parties hereto.

                     10. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                     Please confirm that this letter correctly sets forth our agreement with respect to the matters stated herein by signing, dating and returning this letter to us.

                                         Very truly yours,

                                         GULF EXPLORATION CONSULTANTS,
                                          INC.

                                         By:  /s/ L. George Rieger
                                              ------------------------
                                             Name:  L. George Rieger
                                             Title: President

           AGREED AND ACCEPTED THIS
           10TH DAY OF JULY, 1996

           OSPREY INVESTMENTS, INC.

           By:  /s/ Bruce A. Smathers
                ----------------------------
              Name:   Bruce Smathers
              Title:  President

                                   PROMISSORY NOTE


                                                             July 10, 1996
                                                        New York, New York


                FOR VALUE RECEIVED, the undersigned, GULF EXPLORATION CONSULTANTS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of OSPREY INVESTMENTS, INC. (the "Lender"), at its principal office located at One Independent Drive, Suite 2201, Jacksonville, Florida 32202 in immediately available funds, the principal amount of Ten Thousand and 00/100 Dollars ($10,000.00) (the "Base Amount") plus the aggregate unpaid principal amount of all advances made to the Borrower by the Lender ("Advances") outstanding on July 1, 1997 (the "Maturity Date") when all amounts due hereunder shall be due and payable, together with interest at a rate of 7% per annum on the principal amount as outstanding from time to time.

                This Note is the Note referred to in, and is entitled to the benefits of, the Letter Agreement, dated July 10, 1996, between the Borrower and the Lender (as same may be amended, modified or supplemented from time to time, the "Letter Agreement"). The loan of the Base Amount and all Advances made pursuant to the Letter Agreement and evidenced by this Note are subject to identical terms and conditions as set forth in this Note and the Letter Agreement. In the event of any conflict between this Note and the Letter Agreement, the provisions of this Note shall govern.

                The Borrower shall prepay all amounts evidenced by this
           Note immediately upon the closing of an acquisition by any person through a business combination or otherwise of a controlling interest in the Borrower.

                The Borrower hereby authorizes the Lender to endorse on
           the Schedule annexed to this Note all Advances hereafter made to the Borrower and all payments of principal amounts in
           respect of such Advances or in respect of the Base Amount, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all
           Advances and as to the outstanding principal amount of the Base Amount; provided, however, that the failure to make such notation
                   -----------------
           with respect to any Advances or payment shall not limit or otherwise affect the obligations of the Borrower under the Letter Agreement or this Note.

                The existence of any of the following conditions shall constitute an event of default ("Event of Default"):

                (a) if the Borrower shall default in the due and punctual payment of the principal or interest of this Note when and as the same shall become due and payable, whether at the maturity thereof, by acceleration, by notice of prepayment or otherwise, and such default shall have continued for a period of five (5) days;

                (b) if the Borrower shall (i) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (ii) make an assignment for the benefit of its creditors;
           (iii) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; (iv) on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or (iv) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States or any other jurisdiction thereof; or

                (c) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of the Borrower, a receiver of the Borrower or of the whole or substantial part of its property, or approving a petition against the Borrower seeking reorganization or arrangement of the Borrower under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State or jurisdiction thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty
           (60) days from the date of the entry thereof.

                If an Event of Default occurs, then, whether or not the same is continuing and unless the same shall have been waived by the Lender, the Lender may, at any time, at its election, and by notice to Borrower, declare this Note, immediately payable, and thereupon this Note shall become immediately payable, and, at any time thereafter, the Lender may proceed to collect the principal of and interest on this Note then due, together with the costs and expenses (including reasonable attorneys' fees) incurred by the Lender in connection with a default under, or enforcement of any provision of, this Note. In addition to the rights and remedies provided above, all other rights and remedies provided by law shall be available to the Lender, and all rights and remedies shall be cumulative. A delay by the Lender in exercising any right or remedy shall not constitute a waiver hereof. A waiver of a default, right or remedy shall not constitute a waiver of another default, right or remedy, and a single or partial exercise of a right or remedy shall not preclude a further exercise thereof or an exercise of another right or remedy.

                Any notice to be given hereunder shall be in writing and sent to the Lender at the address as set forth at the head of this Note and to the Borrower at 10 Rockefeller Plaza, Suite 1012, New York, New York 10020, or to such other address as either party may hereafter duly give to the other.

                If any payment is to be made on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension. This Note shall be governed by the laws of the State of New York.

                IN WITNESS WHEREOF, the undersigned has duly executed this Note.

                                       GULF EXPLORATION CONSULTANTS, INC.


                                         By:
                                            ----------------------------
                                             L. George Rieger, President

                             SCHEDULE TO PROMISSORY NOTE

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                                 UNPAID PRINCIPAL    NAME OF        INITITALS
                  AMOUNT OF      BALANCE OF          PERSON         OF PERSON
                  ADVANCE OR     PROMISSORY          MAKING         MAKING
        DATE      PRE-PAYMENT    NOTE                NOTATION       NOTATION
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